UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2024

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39940	77-0059951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CSCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 2, 2024, Cisco Systems, Inc. (“Cisco”) entered into the Third Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Cisco, certain lenders party thereto (the “Lenders”) and Bank of America, N.A. (“Bank of America”), as administrative agent, swing line lender and a letter of credit issuer. The Credit Agreement provides for a five year $5.0 billion unsecured revolving credit facility (the “Facility”), which includes a $250 million sublimit for the issuance of standby letters of credit, a $250 million sublimit for swingline loans, a $1.0 billion sublimit for borrowings or letters of credit denominated in currencies other than U.S. dollars, a provision permitting Cisco, from time-to-time, to increase the amount of borrowing up to $2.0 billion (for an aggregate total of up to $7.0 billion in available borrowing), and a provision that allows for the maturity of the credit facility to be extended for an additional year up to two times.

The Credit Agreement is an amendment and restatement of that certain Second Amended and Restated Credit Agreement, dated as of May 13, 2021, by and among Cisco, certain lenders party thereto and Bank of America, as administrative agent, swing line lender and a letter of credit issuer.

The interest rate applicable to outstanding loans under the Credit Agreement will be equal to a margin based on Cisco’s senior debt credit ratings as published by Standard & Poor’s Financial Services, LLC and Moody’s Investors Service, Inc., plus (a) with respect to loans in U.S. dollars, at the election of Cisco, (i) Term SOFR for a period of one, three or six months or a Term SOFR Daily Floating Rate (as defined in the Credit Agreement), plus a 0.10% credit spread adjustment in each case, or (ii) the Base Rate (defined as a daily rate equal to the highest of (w) the Bank of America prime rate, (x) the Federal Funds rate plus 0.50%, (y) the one-month Term SOFR rate plus 1.0%, and (z) 1.0%), (b) with respect to loans in Euros, EURIBOR for a period of one, three or six months, (c) with respect to loans in Yen, TIBOR for a period of one, three or six months, and (d) with respect to loans in Pounds Sterling, SONIA. Cisco will pay a quarterly commitment fee based on the undrawn amount of the credit facility during the term of the Credit Agreement and fees on any outstanding letters of credit, which in both cases will vary depending on Cisco’s senior debt credit ratings.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens and secured indebtedness. In addition, the Credit Agreement requires that Cisco maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.0 to 1.0.

The Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding loans and all other obligations under the Credit Agreement immediately due and payable.

BofA Securities, Inc., Deutsche Bank Securities Inc., Citibank, N.A., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint lead arrangers and joint bookrunners for the Facility.

Cisco and its affiliates maintain various commercial and service relationships with certain of the Lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the Lenders and the other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Cisco and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On February 6, 2024, Cisco instructed Citibank, N.A., the issuing and paying agent for its commercial paper program (the “Program”), to increase, from $10,000,000,000 to $15,000,000,000, the size of its Program.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1†	Third Amended and Restated Credit Agreement, dated as of February 2, 2024, by and among Cisco Systems, Inc., certain lenders party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Cisco agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: February 8, 2024	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Secretary